                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 11 to the Registration Statement under the Securities Act of 1933 on Form N-1A (File No. 33-82362) of our report dated December 11, 1998 of our audit of the financial statements and financial highlights of Warburg, Pincus Japan Small Company Fund, Inc. (formerly known as Warburg, Pincus Japan OTC Fund, Inc.) which report is included in the Annual Report to Shareholders for the year ended October 31, 1998. We also consent to the reference to our Firm under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.


/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP

February 19, 1999

2400 Eleven Penn Center
Philadelphia, Pennsylvania